                              AMENDED AND RESTATED
                  STOCK PURCHASE AND REORGANIZATION AGREEMENT


                        --------------------------------


                          NETLIVE COMMUNICATIONS, INC.
                          LINDA INDUSTRIES PTY LIMITED
                            MODARA OAKS PTY LIMITED


                                      and


                       PLAYBYRNE INVESTMENTS PTY LIMITED
                               BUDBOX PTY LIMITED
                            NEWTON GRACE PTY LIMITED
                          INTERCORP GROUP PTY LIMITED
                             HALLENDON PTY LIMITED
                            GEOFFREY RUSSELL PLAYER
                               VICKI GAYE PLAYER


                        --------------------------------


                         Dated as of December 10, 1998

                              AMENDED AND RESTATED
                  STOCK PURCHASE AND REORGANIZATION AGREEMENT

         AMENDED AND RESTATED STOCK PURCHASE AND REORGANIZATION AGREEMENT dated as of December 10, 1998 by and among NetLive Communications, Inc., a Delaware corporation ("NetLive"), Linda Industries Pty Limited ACN 082 218 102, an Australian corporation ("Linda"), Modara Oaks Pty Limited ACN 084 157 844, an Australian corporation ("Modara"), Budbox Pty Limited ACN 050 213 271, an Australian corporation ("Budbox"), Playbyrne Investments Pty Limited ACN 050 210 412, an Australian corporation ("Playbyrne"), Newton Grace Pty Limited ACN 006 087 369, an Australian corporation, ("Newton," and, together with Budbox and Playbyrne the "Player Companies"), Intercorp Group Pty Limited ACN 082 594 241, an Australian corporation ("Intercorp"), Hallendon Pty Limited ACN 074 127 343, an Australian corporation ("Hallendon"), (Budbox, Playbyrne, Newton, Intercorp and Hallendon are sometimes referred to herein individually as a "Company" and collectively as the "Companies"), Geoffrey Russell Player ("Mr. Player"), Vicki Gaye Player ("Mrs. Player") (Mr. Player, Mrs. Player and the Companies are sometimes referred to herein individually as a "Purchaser" and collectively as the "Purchasers").

         WHEREAS, the parties hereto (except Modara) entered into a Stock Purchase and Reorganization Agreement dated as of June 22, 1998 (the "Original Agreement");

         WHEREAS, the parties hereto and Modara desire and by execution hereof hereby amend and restate the Original Agreement as provided herein;

         WHEREAS, Newton is an Australian corporation engaged in the manufacture and distribution of electric blankets, electric kettles and other small electric appliances (the "Business");

         WHEREAS, Linda is a newly formed Australian corporation formed for the purpose of acquiring certain of the assets (the "Assets") of the Business as described in Section 1.11 hereto;

         WHEREAS, the capital stock of Linda consists of, or will prior to the Closing (as hereinafter defined) consist of Ten Million (10,000,000) authorized ordinary shares ("Linda Common Stock"), of which one (1) share is issued and outstanding and owned, or will prior to the Closing be owned by NetLive;

         WHEREAS, Modara is a newly formed Australian corporation formed for the purpose of acquiring the registered trademarks of the Business;

         WHEREAS, NetLive owns or prior to closing will own all twelve (12) issued and outstanding ordinary shares of Modara;

         WHEREAS, NetLive is a public corporation subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and its common stock, par value (U.S.) $.0001 per share (the "Common Stock"), and warrants (the "Public Warrants") are quoted on the NASD Electronic Bulletin Board (the "NASD BB");

         WHEREAS, it is contemplated that the ratio among the number of shares of Common Stock purchased by the Purchasers, the number of shares of Preferred Stock purchased by the Purchasers and number of shares of Common Stock issued and outstanding immediately prior to the Closing (including any shares of Common Stock actually issued to Trevor Cock or his designee pursuant to Section
6.11 hereof) shall be 8 to 1 to 1 (the "Agreed Share Ratio");

         WHEREAS, it is contemplated that the Purchasers shall purchase (the "NetLive Purchase") from NetLive (on a pre-Reverse Split basis) an aggregate of
(i) Twenty Seven Million Two Hundred Thousand (27,200,000) shares of Common Stock; and (ii) Three Million Four Hundred Thousand (3,400,000) shares of non-voting Series A Convertible Preferred Stock (the "NetLive Preferred Stock," and, together with the Common Stock, the "NetLive Securities"), which amount of NetLive Securities does not reflect the Reverse Split (as defined in Section
1.12 hereof);

         WHEREAS, because the Certificate of Incorporation of NetLive currently only authorizes twenty million (20,000,000) shares of capital stock consisting of 19,000,000 shares of Common Stock and 1,000,000 shares of blank check preferred stock, which amount is insufficient to provide the capital structure of NetLive following the closing of the transactions contemplated hereby (the "Transactions"), as negotiated by the parties hereto, the Purchasers shall at the closing of the Transactions only receive stock certificates for 13,499,359 shares of Common Stock (on a pre-Reverse Split basis), but shall have the right to receive the equivalent of the remaining 13,700,641 shares of Common Stock (on a pre-Reverse Split basis) and the equivalent of the 3,400,000 shares of NetLive Preferred Stock (on a pre-Reverse Split basis) (collectively, the "Post Approval Shares"), immediately following the Stockholders' Approval (as defined below);

         WHEREAS, immediately following the closing of the Transactions, NetLive and its new officers and directors shall take all actions necessary to conduct a shareholders' meeting of the shareholders of NetLive to, among other items, ratify the Transactions and have the NetLive stockholders approve the Reverse Split (the "Stockholders' Approval");

         WHEREAS, immediately following the ratification of the Transactions and of the Reverse Split, NetLive shall issue to the Purchasers and their assignees stock certificates of NetLive representing such number of shares of Common Stock and NetLive Preferred Stock so that immediately following the effective date of the Reverse Split and the issuance of the Post Approval Shares, there are issued and outstanding 9,000,000 shares of Common Stock (of which 8,000,000 shares shall be issued to and remain owned by the Purchasers and their assignees), and 1,000,000 shares of NetLive Preferred (all of which shall be owned by such persons);

         WHEREAS, it is contemplated that immediately following the NetLive Purchase, NetLive shall subscribe for and Linda shall allot to NetLive One Million Six Hundred Sixty Six

Thousand Six Hundred Sixty Seven (1,666,667) fully paid shares of Linda Common Stock (the "Linda Shares") at par for an amount of One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (AUD $1,666,667) Australian Dollars (the "Linda Share Acquisition") on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, it is contemplated that immediately following the NetLive Purchase, and simultaneous with the Linda Share Acquisition, NetLive shall lend to Linda, and Linda shall borrow from NetLive (the "Linda Loan") the sum of Three Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (AUD $3,333,333) Australian Dollars pursuant to a loan agreement in substantially the form attached hereto as Exhibit A (the "Linda Loan Agreement");

         WHEREAS, it is contemplated that immediately following the NetLive Purchase, and simultaneous with the Linda Share Acquisition, Linda will acquire the Assets (the "Linda Business Sale") for Sixteen Million Nine Hundred Twenty Three Thousand Sixty (AUD $16,923,060) Australian Dollars, subject to certain adjustments as set forth in the Linda Business Sale Agreement (as hereinafter defined);

         WHEREAS, it is contemplated that immediately following the Linda Share Acquisition, NetLive shall lend to Modara, and Modara shall borrow from NetLive (the "Modara Loan") the sum of Five Million (AUD $5,000,000) Australian Dollars pursuant to a loan agreement note in substantially the form attached hereto as Exhibit B (the "Modara Loan Agreement");

         WHEREAS, it is contemplated that immediately following the Brand Name Purchase, pursuant to one or more trademark assignments substantially in the form attached hereto as Exhibit C (the "Trademark Assignments") Modara will acquire the registered trade marks used in connection with the Business and identified in Schedule 0.01 hereof (the "Brand Names") for Five Million (AUD $5,000,000) Australian Dollars (the "Brand Name Purchase");

         WHEREAS, it is contemplated that immediately following the Linda Share Acquisition, and simultaneous with the Modara Loan, Linda will enter into one or more license agreements with Modara with respect to the Brand Names, substantially in the form attached hereto as Exhibit D (the "Licenses");

         WHEREAS, in order to consummate the Linda Asset Purchase, it is contemplated that prior to the Linda Asset Purchase, Linda will secure a bank loan or credit facility of no less than AUD $10,000,000 (the "Loan", which funds shall be used together with other available funds of Linda and a promissory note of Linda to purchase the Assets;

         WHEREAS, it is contemplated that following the closing of the Transactions, Linda will remain a wholly-owned subsidiary of NetLive and will own substantially all of the Assets, other than the Brand Names (which will be owned by Modara and licensed to Linda) and certain excluded receivables as provided in the Linda Business Sale Agreement, as hereinafter defined, and Modara also shall remain a wholly-owned subsidiary of NetLive.

         NOW, THEREFORE, in consideration of the mutual agreements recited herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                THE TRANSACTIONS

         1.01 The NetLive Purchase. The Purchasers shall pay NetLive at the Closing the aggregate sum of Ten Million (AUD $10,000,000) Australian Dollars in consideration of (i) the sale, transfer and delivery of 8,000,000 shares of Common Stock (on a post-Reverse Split basis), and 1,000,000 shares of NetLive Preferred Stock (on a post-Reverse Split basis), of which (i) on the Closing Date, the Purchasers and their assignees shall receive stock certificates for 13,499,359 of Common Stock (on a pre-Reverse Split basis), and (ii)on or immediately following the date of the Stockholders' Approval (the "Approval Date") by the NetLive stockholders, at a duly held stockholders' meeting of, among other items, (a) the Reverse Split and (b) the amendment of NetLive's Certificate of Incorporation to reflect all changes thereto necessary or expedient to effect the Transactions contemplated hereby (the "NetLive Certificate Amendment") stock certificates for the Post Approval Shares so that immediately following such issuance and taking into account the Reverse Split there are issued and outstanding 9,000,000 shares of Common Stock (of which 8,000,000 are owned by the Purchasers and their assignees) and 1,000,000 NetLive Preferred Stock (also owned by such persons), all in such amounts as are set forth in Schedule 1.01 hereof. Schedule 1.01 also sets forth certain assignees of the Purchasers who will be assigned shares of Common Stock immediately after the Closing. The NetLive Preferred Stock will have the terms set forth in Section 1.02 of this Agreement.

         1.02 NetLive Preferred Stock. The NetLive Preferred Stock will be a newly authorized class of preferred stock to be issued by NetLive. The NetLive Preferred Stock will be non-voting and have a liquidation value of U.S. $.0001 per share. The NetLive Preferred Stock will be convertible in the aggregate into up to 1,000,000 shares of Common Stock of NetLive (on a post-Reverse Split basis), as follows: for each (U.S.) $200,000 of Net Income (as defined below) in excess of a sum in U.S. Dollars equivalent to AUD $3,571,429 at the then prevailing currency exchange rate as listed by Citibank, N.A., for the fiscal years ended 1999, 2000 and 2001, the Purchasers may, at their option, convert up to an aggregate 200,000 shares of NetLive Preferred Stock into Common Stock (such conversion rights to be exercisable by the Purchasers in proportion to their respective holdings of Preferred Stock), up to a maximum aggregate of 1,000,000 shares of Common Stock (on a post-Reverse Split). On or immediately following the Approval Date, NetLive shall have filed with the State of Delaware a Certificate of Designation (the "Preferred Certificate") setting forth the terms of the NetLive Preferred Stock, substantially in the form attached hereto as Exhibit E. The Preferred Certificate shall be on the terms and conditions as set forth herein and as mutually acceptable to the parties hereto.

         1.03 Definitions. As used in this Article I, the following terms are defined as follows:

         (a) GAAP. United States generally accepted accounting principles consistently applied.

         (b) Net Income. In any given fiscal year, NetLive's audited consolidated net after-tax income, computed by Price Waterhouse Coopers or other major accounting firm then regularly retained by NetLive, in accordance with GAAP and Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Act").

         1.04 Regarding the NetLive Securities. With respect to their purchase of the NetLive Securities, each Purchaser represents and warrants as follows solely as to itself:

         (a) The NetLive Securities to be acquired by such Purchaser pursuant to the terms of this Agreement are being acquired for such Purchaser's own account, with no present intention of transferring such securities or any participation or interest therein (other than the transfer, pursuant to a valid exemption from registration under the Act, of (i) 200,000 shares of Common Stock (on a post-Reverse Split basis) from Intercorp to Intercorp Group Holdings Pty Limited ACN 082 594 205 ("Intercorp Holdings"), an Australian corporation and an affiliate of Intercorp; (ii) 500,000 shares (the "Intercorp Shares") of Common Stock (on a post-Reverse Split basis) from the Player Companies, or any of them, to Intercorp, to be transferred no later than two years after the Closing Date pursuant to the terms of the Intercorp Services Agreement (as hereinafter defined) and immediately thereafter, from Intercorp to Intercorp Holdings; (iii) 50,000 shares of Common Stock (on a post-Reverse Split basis) from the Player Companies, or any of them, to Gusrae, Kaplan and Bruno; (iv) 50,000 shares of Common Stock (on a post-Reverse Split basis), from the Player Companies, or any of them, to Oak Point Investments, Inc., 100,000 shares of Common Stock (on a post-Reverse Split basis) from the Player Companies, or any of them, to the May Davis Group ("MDG"), and 100,000 shares of Common Stock (on a post-Reverse Split basis) from the Player Companies, or any of them, to Magic Consulting Group, Inc. ("Magic"), pursuant to oral arrangements between the Player Companies and MDG and between the Player Companies and Magic, each dated February 9, 1998 (the "Magic Arrangements"), each such transfer in subsection (iv) contemplated to occur immediately after the Closing), and without a view to the distribution of any portion thereof, except in accordance with the Act.

         (b) Except as may be required in connection with the Purchaser's banking arrangements, including, without limitation the pledge of shares of Common Stock to National Australia Bank Limited (the "Bank"), each Purchaser will not sell, assign, transfer or encumber any of such securities, or any shares of Common Stock acquired upon any exercise of the NetLive Preferred Stock, unless (i) a registration statement under the Act with respect thereto is in effect and the prospectus included therein meets the requirements of
    Section 10 of the Act, (ii) a no-action letter is obtained from the staff of the Securities and Exchange Commission (the "Commission") in respect of such proposed sale, assignment, transfer or encumbering, or (iii) NetLive has received a written opinion of counsel reasonably satisfactory to NetLive that, after an investigation of the relevant facts, such counsel is of the opinion that such proposed sale, assignment, transfer or encumbering does not require registration under the Act. Each Purchaser understands that the NetLive Securities are not being registered under the Act and must be held indefinitely unless it is subsequently registered thereunder or an exemption from such registration is available.

         (c) Each Purchaser has been given the opportunity to ask questions of, and receive answers from, NetLive concerning NetLive and the NetLive Securities and to obtain such additional information, to the extent NetLive possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as the Purchasers reasonably desire in order to evaluate NetLive and the NetLive Securities, and the Purchasers have had the opportunity to discuss any questions regarding NetLive or the NetLive Securities with his counsel or other advisor. The Purchasers do not desire to receive any further information.

         (d) The purchase of the NetLive Securities is a speculative investment involving a high degree of risk, there is no guarantee that the Purchasers will realize any gain from this investment, and the Purchasers could lose the total amount of their investment.

         (e) Each Purchaser has no need for liquidity in this investment in the NetLive Securities.

         (f) Each Purchaser is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Act. Each Purchaser has such experience and sophistication in such investments as to make such Purchaser fully capable of evaluating the risks and investment merits of an investment in the NetLive Securities.

         (g) Each Purchaser is financially able to bear the economic risk of an investment in the NetLive Securities, including the ability to hold the NetLive Securities indefinitely, or to afford a complete loss of his or its investment in the NetLive Securities.

         (h) This Agreement constitutes the valid and binding obligation of each of the Purchasers and is enforceable against each of the Purchasers in accordance with its terms, except as may be limited by Australian and/or United
    States bankruptcy laws and regulations.

         (i) Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of Australia. Each of the Companies is duly qualified to conduct its business and is in good standing as a foreign corporation in such jurisdictions as its business is now conducted (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on such Company), and there has not been any claim by any other jurisdiction to the effect that any Company is required to qualify or otherwise be authorized to do business as a foreign corporation therein.

         (j) All requisite consents of governments and other regulatory agencies, foreign or domestic, and of any other parties, required to be received by or on the part of the Purchasers, to enable any of them to enter into and carry out their purchase of the NetLive Securities in all material respects, have been, or prior to the Closing (as defined in Section 7.01 of this Agreement), will have been obtained.

         1.05 The Linda Share Acquisition. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties set forth herein and in the other Agreements (as hereinafter defined), immediately following the NetLive Purchase, NetLive will subscribe for and Linda will allot to NetLive the Linda Shares, free and clear of all liens, pledges, encumbrances, charges and claims (collectively, "Liens") thereon, other than Liens resulting primarily from (i) actions of NetLive, the Purchasers, or those of Linda in connection with the Loan, and (ii) restrictions on transfer due to United States or Australian federal or state securities laws, which restrictions are in no way caused, in whole or in part, by any failure of Linda to comply with such laws thereon.

         1.06 Purchase Price of the Linda Shares. In consideration of the allotment and delivery of the Linda Shares to NetLive in the Linda Share Acquisition, on the Closing Date, NetLive will pay to Linda the subscription monies of One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (AUD $1,666,667) Australian Dollars.

         1.07 The Linda Loan. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties set forth herein and in the other Agreements (as hereinafter defined), immediately following the NetLive Purchase, NetLive will lend to Linda, in immediately available funds, the sum of Three Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (AUD $3,333,333) Australian Dollars, and Linda will deliver to NetLive the Linda Loan Agreement, together with such instruments securing Linda's obligations under the Linda Loan Agreement and such other documents as may be contemplated by the Linda Loan Agreement.

         1.08 The Modara Loan. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties set forth herein and in the other Agreements (as hereinafter defined), immediately following the Linda Share Acquisition, NetLive will lend to Modara, in immediately available funds, the sum of Five Million (AUD $5,000,000) Australian Dollars, and Modara and NetLive will execute and deliver the Modara Loan Agreement, together with such instruments securing Modara's obligations under the Modara Loan Agreement and such other documents as may be contemplated by the Modara Loan Agreement.

         1.09 The Brand Name Purchase. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties set forth herein and in the Trademark Assignments, immediately following the Linda Share Acquisition, and simultaneous with the Modara Loan, Newton will deliver to Modara fully executed Trademark Assignments, together with such other instruments of transfer and other documents as may be necessary or expedient in order to fully effect the Brand Name Purchase, and in consideration therefor, Modara will transfer to Newton, in immediately available funds, the sum of Five Million (AUD $5,000,000) Australian Dollars.

         1.10 The Licenses. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties set forth herein, immediately following the Brand Name Purchase, Linda and Modara will execute and deliver the Licenses.

         1.11 The Linda Sale of Business. Immediately subsequent to or simultaneously with the Linda Share Acquisition, Linda shall acquire the Assets from Newton, pursuant to the terms and conditions of a Sale of Business Agreement (the "Linda Sale of Business Agreement" and, together with the Linda Loan Agreement Note, the Modara Loan Agreement, the Trademark Assignments, the Licenses and this Agreement shall hereinafter be collectively referred to as the "Agreements") substantially in the form attached hereto as Exhibit F, in consideration of the payment by Linda to Newton of Sixteen Million Nine Hundred Twenty Three Thousand Sixty (AUD $16,923,060) Australian Dollars (the "Asset Purchase Price"). The Asset Purchase Price will consist of (i) AUD $15,000,000, of which AUD $10,000,000 will be derived from the Loan, and (ii) AUD $1,923,060, subject to certain adjustments as set forth in the Linda Sale of Business Agreement, will be in the form of a promissory note substantially as annexed to the Linda Sale of Business Agreement.

         1.12 Reverse Stock Split. On or immediately following the Approval Date, NetLive shall effect, in accordance with all applicable laws, rules and regulations and its By-Laws and Certificate of Incorporation, including, but not limited to, the Delaware General Corporation Laws and the Federal Securities laws, a 3.4 to 1 reverse stock split (the "Reverse Split") of each issued and outstanding share of Common Stock, so that immediately following such Reverse Split and the subsequent issuance of certificates for the Post Approval Shares, the issued and outstanding capital stock of NetLive is as set forth in Section 1.13 below. NetLive reserves the right to alter the 3.4 to 1 Reverse Split ratio provided that the 8 to 1 to 1 Agreed Share Ratio is maintained.

         1.13 Issuance of Post-Approval Shares. Immediately following the Reverse Split, NetLive shall transfer and deliver stock certificates representing the previously purchased, but not issued Post Approval Shares so that immediately following the Reverse Split and such issuance there are issued and outstanding 9,000,000 shares of Common Stock (8,000,000 of which will be owned by the Purchasers and their assignees) and 1,000,000 shares of NetLive Preferred Stock (all of which shall be owned by such persons). Immediately upon such issuance and delivery, the Purchasers shall pledge and deliver all such shares of Common and Preferred Stock to the Bank, together with stock powers with respect thereto, executed in blank.

         1.14 Cancellation of Options, Warrants, Etc. At or prior to the Closing Date there will be no more than 25,000 (on a post-Reverse Split basis) vested and outstanding options, warrants, and other rights to purchase shares of Common Stock for which the exercise price is less than (U.S.) $13.25 (on a post-Reverse Split basis) per share of Common Stock (collectively, the above such options, warrants, and other rights to purchase shares of Common Stock for which the exercise price per share of Common Stock is less than (U.S.) $13.25, on a post-Reverse Split basis, are hereinafter referred to as "Rights"). All Rights held by Andrew Schwartz, Michael Kharitonov, Jeffrey Wolf, Marcel Yung and/or Adam Goldberg shall be canceled prior to Closing, and NetLive shall use its best efforts to cancel all other vested and outstanding Rights prior to Closing.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF BUDBOX

         Budbox makes the following representations and warranties to NetLive. NetLive, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties:

         2.01 Valid Corporate Existence Qualification; Authority. Newton is a corporation duly incorporated, validly existing and in good standing under the laws of Australia. Newton has the corporate power to carry on the Business as now conducted and to own the Assets. Newton is duly qualified to conduct the Business and is in good standing as a foreign corporation in such jurisdictions as the Business is now conducted (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on Newton), and there has not been any claim by any other jurisdiction to the effect that Newton is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of Newton's Certificate of Incorporation, as amended to date, which will be delivered to NetLive at Closing (as defined in Section 7.01 of this Agreement), will be true and complete copies of those documents as then in effect.

         2.02 Capitalization. The authorized capital stock of Newton consists of Ten Thousand (10,000) ordinary shares, $1.00 AUD par value per share, of which twelve (12) shares are issued and outstanding.

         2.03 Subsidiaries. Newton has no subsidiaries.

         2.04 Consents. Except as set forth in Schedule 2.04, all requisite consents of governments and other regulatory agencies, foreign or domestic, and of any other parties, required to be received by or on the part of the Purchasers, to enable any of them to enter into and carry out all of the transactions contemplated in this Agreement in all material respects, have been, or prior to the Closing (as defined in Section 7.01 of this Agreement), will have been obtained.

         2.05 Binding Nature of Agreement. This Agreement constitutes each of the Purchasers' valid and binding obligation and is enforceable in accordance with its terms, except as may be limited by federal bankruptcy laws and regulations.

         2.06 Financial Statements. The audited financial statements of Newton for the years ended June 30, 1998, 1997 and 1996 prepared by Price Waterhouse Coopers (collectively, the "Business Financial Statements") previously delivered to NetLive accurately reflect the income, expenses, assets and liabilities in all material respects of the Business for the applicable periods and at and as of the applicable dates. The Business Financial Statements were prepared in accordance with GAAP and Regulation S-X under the Act. The Business Financial Statements fairly represent the financial position of the Business at the applicable dates and the results of operations of the Business for such periods and disclose all material liabilities and debts.

         2.07 Insurance. Schedule 2.07 to be delivered at the Closing, sets forth a list and brief description of all insurance policies held by Newton as of the date of the Closing. Except as set forth in Schedule 2.07, such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently.

         2.08 Litigation, Compliance with Law. Except as set forth on Schedule 2.08, there are no actions, suits, proceedings or governmental investigations relating to Newton or to any of the Assets or the Business pending or, to the knowledge of Budbox, threatened, or any order, injunction, award or decree outstanding against Newton or against or relating to any of the Assets or the Business. Except as set forth in Schedule 2.08 to be delivered at the Closing, to the best knowledge of Budbox, Newton is not in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirement of any governmental body, court or arbitrator relating to the Assets or the Business which violation could have a material adverse effect on Newton.

         2.09 Real Property. Schedule 2.09 to be delivered at the Closing, sets forth a brief description of all real property which is owned by, or leased to Newton. Newton owns outright the fee simple title in and to the real properties shown on Schedule 2.09, to be delivered at the Closing, as being owned by it, free and clear of all claims, liens, mortgages, charges, or encumbrances of any nature whatsoever, except as otherwise described on Schedule 2.09. The real property leases described in Schedule 2.09 that relate to the leased properties described therein are now in full force and effect, and all material amounts payable thereunder have been paid. All uses of such owned or leased property by Newton conform, in all material respects, to all applicable building and zoning ordinances, laws, and regulations and, in the case of leased property, to all terms of the lease relating thereto.

         2.10 Condition of Assets. Except for normal breakdowns and servicing requirements, substantially all machinery and equipment regularly used in the conduct of the Business is in reasonably good operating condition and repair, ordinary wear and tear excepted.

         2.11 Permits and Licenses. Schedule 2.11 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by Newton. Newton has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies required of it to carry on the Business as presently conducted in all material respects; all such other permits, licenses, orders, franchise and approvals are in full force and effect; and Newton is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

         2.12 No Breach. Except as set forth in Schedule 2.12, neither the execution and delivery of this Agreement nor compliance by the Purchasers with any of the provisions hereof nor the consummation of the transaction contemplated hereby will:

         (a) violate or conflict with any provision of the Certificate of Incorporation of Newton;

         (b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which Newton is a party or by which it or any of the Assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained or which will not have a material adverse effect on any of such entities);

         (c) result in the creation of any lien, security interest, charge or encumbrances upon any of the Assets pursuant to the terms of any such agreement or instrument;

         (d) violate any judgment, order, injunction, decree or award against, or binding upon Newton or the Assets; or

         (e) violate any law or regulation of any jurisdiction relating to Newton or any of its securities or the Assets.

         2.13 Due Diligence. To the best of Budbox's knowledge all documents and other materials relating to Newton or the Business and provided to NetLive in connection with the

Transactions are true and correct in all material respects, other than those materials which were superseded or corrected by written materials provided to NetLive, which superseding or correcting materials are true and correct in all material respects.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF NETLIVE

         NetLive makes the following representations and warranties to the Purchasers. In executing this Agreement, the Purchasers have each relied and will rely on the correctness and completeness of such representations and warranties.

         3.01 Valid Corporate Existence; Qualification. NetLive is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware. NetLive has the corporate power to carry on its business as now conducted and to own its assets. NetLive is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Schedule 3.01, which are the only jurisdictions in which NetLive is required to qualify in order to own its assets or properties or to carry on its business as now conducted (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on NetLive), and there has not been any claim by any other jurisdiction to the effect that NetLive is required to qualify or otherwise be authorized to do business as a foreign corporation therein (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on NetLive). The copies of NetLive's Certificate of Incorporation (certified by the Secretary of State of Delaware) and By-Laws (certified by NetLive's secretary), as amended to date, which will be delivered to the Purchasers prior to the Closing, are true and complete copies of those documents as now in effect. The minute books of NetLive contain accurate records of all material meetings of its Board of Directors and stockholders since its incorporation, and accurately reflect in all material respects all transactions authorized by such persons in such capacities including, without limitation, actions authorized by written consent in lieu of a meeting.

         3.02 Capitalization. The authorized, issued and outstanding Common Stock, preferred stock, options and warrants, including the terms thereof (namely, the amounts, the names of the holders thereof, the terms, and the exercise prices with regard to all securities other than shares of Common Stock, and with regard to Common Stock, the names and amounts held of record by each NetLive stockholder, officer, director, affiliate, and any 5% or greater stockholder known to NetLive), of NetLive is set forth on Schedule 3.02. Other than the NetLive Securities to be issued pursuant to this Agreement, NetLive has authorized (i) 19,000,000 shares of Common Stock, and (ii) 1,000,000 shares of "blank check" preferred stock, of which as of the date hereof (i) 2,950,000 shares of Common Stock, and (ii) no shares of Preferred are issued and outstanding. NetLive has 2,533,228 shares issuable upon outstanding options, warrants, rights, calls, or other commitments or agreements (the "Derivative Rights"). All of the issued and outstanding shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except for (i) the Derivative Rights and the NetLive Securities to be issued pursuant hereto, (ii) the transactions to be effected in connection with the Loan, and (iii) as set forth on Schedule 3.02 hereto, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which NetLive is a party or by which any of its officers, directors, or, to NetLive's best knowledge any of its affiliates or any other person is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of NetLive.

         3.03 Subsidiaries. There are no corporations, partnerships or other business entities controlled by NetLive except as set forth on Schedule 3.03 (the "Subsidiaries"). As used herein, "controlled by" means (i) the ownership of not less than 50% of the voting securities or other interests of a corporation, partnership or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through the ownership of voting shares, by contract or otherwise. NetLive has not made any investments in, nor does it own, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity.

         3.04 Consents. Except as set forth in Schedule 3.04, all requisite consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of NetLive to enable NetLive to enter into and carry out this Agreement and the Transactions in all material respects have been, or prior to the Closing will have been, obtained.

         3.05 Binding Nature of Agreement; Title to NetLive Securities. This Agreement constitutes NetLive's valid and binding obligation and is enforceable in accordance with its terms, except as may be limited by federal bankruptcy laws and regulations. The NetLive Securities to be issued to the Purchasers, when issued in accordance with the terms hereof, will be duly authorized, validly issued and vest to each Purchaser, free and clear of any Liens, other than Liens resulting primarily from (i) actions of the Purchasers, or any of them, and (ii) restrictions on transfer due to federal or state securities laws, which restrictions are in no way caused, in whole or in part, by any failure of NetLive to comply with such laws.

         3.06 Financial Statements. The books of account of NetLive fairly reflect its income, expenses, assets and liabilities in all material respects. The audited financial statements of NetLive for the years ended March 31, 1998, 1997 and 1996 and the unaudited financial statements for the three (3) months ended June 30, 1998 (collectively, the "NL Financial Statements"), fairly present the financial position of NetLive as at the said dates and the results of its operations for such fiscal years and period in all material respects, subject to (i) necessary adjustments, if any, upon discontinuance of NetLive's business, and (ii) year end audit adjustments, the lack of footnotes, and other presentation items.

         3.07 Liabilities. Except as set forth on Schedule 3.07, as at June 30, 1998 (the "Balance Sheet Date"), NetLive had no material debts, liabilities or obligations, contingent or absolute, other than those debts, liabilities and obligations reflected or reserved against on NetLive's Balance Sheet, or in the footnotes thereto, at the Balance Sheet Date (the "Balance

Sheet"). Except as set forth on Schedule 3.07, from and after the Balance Sheet Date through the date hereof, NetLive has not incurred any material debts, liabilities or obligations, contingent or absolute, other than those arising in the ordinary course of NetLive's business. Notwithstanding anything to the contrary contained in this Agreement, the Purchasers acknowledge that as of March 5, 1998 (and earlier with respect to preparatory measures taken) NetLive has ceased its historic operations. As a result, for all purposes of this Agreement, including, without limitation, the provisions of Articles III and IV, all references to the ordinary and usual course of business, or words to that effect, of NetLive shall include after such date preparing for and implementing the winding up of its operations and related activities including, without limitation, the termination of its personnel; settling and/or negotiating the settlement of certain litigation, claims and contractual commitments; preparing for a merger and/or other transactions analogous to the transactions contemplated herein and similar activities.

         3.08 Action Since Balance Sheet Date. Except as set forth in Schedule 3.08, since the Balance Sheet Date, NetLive has not: (i) issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other recapitalization affecting its capital stock; (ii) incurred any material obligation or liability, absolute or contingent, except those arising in the ordinary and usual course of its business; (iii) discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than liabilities as of the Balance Sheet Date and current liabilities incurred since the Balance Sheet Date in the ordinary and usual course of business; (iv) made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies; (v) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vi) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business; (vii) waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business; (ix) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock; or (x) made any loans or advances to any person, or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person.

         3.09 Adverse Developments. Except as otherwise expressly provided or set forth in Schedule 3.09 hereto, or required by, this Agreement, since March 5, 1998, there have been no changes in the properties, operations or financial condition of NetLive, other than those changes incurred in the ordinary course of business, that have had a materially adverse effect upon the business of NetLive.

         3.10 Ownership of Assets. Schedule 3.10 provides a complete list of all assets (tangible and intangible) of NetLive valued individually in excess of Three Thousand (AUD $3,000) Australian Dollars. Except as set forth in
Schedule 3.10, NetLive owns outright, and has good and marketable title to all of its assets, properties and business (including all assets reflected in the Balance Sheet, except as the same may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens. Schedule 3.10 sets forth a true and complete list and brief description of all patents, copyrights, trademarks, trade names and other similar intangible assets which are either owned or licensed by NetLive or in which it has an interest. Except as set forth on Schedule 3.10, to the knowledge of NetLive, no other person, firm or corporation has any proprietary or other interest in any such intangible assets. Except as set forth on
Schedule 3.10, NetLive is not a party to or bound by any license or agreement requiring the payment to any person, firm or corporation of any royalty. Except as set forth on Schedule 3.10, NetLive does not know of, nor does it have reasonable grounds to know of, any violation by others of the trademark, trade name or patent rights of NetLive. NetLive, to the best of its knowledge is not infringing upon any patent, copyright, trade name or trademark or otherwise violating the rights of any third party with respect thereto, and no proceedings have been instituted or, to the best of its knowledge are threatened, and no claim has been received by NetLive alleging any such violation.

         3.11 Litigation, Compliance with Law. Except as set forth on Schedule 3.11, there are no actions, suits, proceedings, or governmental investigations (or any investigation of any self-regulatory organization) relating to NetLive or to any of its properties, assets or businesses pending or, to the best of its knowledge, threatened, or any order, injunction, award or decree outstanding against NetLive or against or relating to any of its properties, assets or businesses. Except as set forth in Schedule 3.11, to the best of its knowledge NetLive is not in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirements of any governmental body, court or arbitrator relating to its properties, assets or business which violation can be reasonably expected to have a material adverse effect on NetLive.

         3.12 Agreements and Obligations; Performance. Except as listed on
Schedule 3.12 (the "Listed Agreements"), NetLive is not a party to, or bound by any: (i) contract, arrangements, commitment or understanding which involves aggregate payments or receipts in excess of (U.S.) $25,000 that cannot be cancelled on thirty (30) days or less notice without penalty or premium or any continuing obligation or liability; (ii) contractual obligation or contractual liability of any kind to any NetLive stockholder; (iii) contract, arrangement, commitment or understanding with its customers or any officer, employee, stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements; (iv) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit it for a fixed term; (v) contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation of liability; (vi) deferred compensation, bonus or incentive plan or agreement not cancelable at will without penalty or premium or any continuing obligation or liability: (vii) management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability; (viii) lease for real or personal property (including borrowings thereon), license or royalty agreement; (ix) union or other collective bargaining agreement; (x) agreement, commitment or understanding relating to the indebtedness for borrowed money; (xi) contract involving aggregate payments or receipts of

(U.S.) $10,000 or more which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xii) contract containing covenants limiting the freedom of NetLive to engage or compete in any line of business or with any person in any geographic area;
(xiii) contract or opinion relating to the acquisition or sale of any business;
(xiv) voting trust agreement or similar stockholders' agreement; (xiv) other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. Except as set forth on Schedule 3.12, NetLive has not during the last 36 months entered into any of the types of contracts, arrangements, commitments or understandings with any of its suppliers or customers referred to in item (iii) of this Section
3.12. A true and correct copy of each of the written Listed Agreements, has been delivered to a representative of the Purchasers. To its knowledge NetLive has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no notice of any default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. Except as set forth on
Schedule 3.12, to NetLive's knowledge no material default has occurred under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound thereunder.

         3.13 Inventories. The inventories, if any, of NetLive are accurately reflected on the NL Financial Statements in all material respects.

         3.14 Permits and Licenses. Schedule 3.14 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by NetLive. NetLive is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which issued such permits, licenses, orders, franchises and approvals. No vans, automobiles, trucks or other vehicles are owned or leased by NetLive.

         3.15 Interest in Assets. Except as set forth on Schedule 3.15, no stockholder of NetLive nor any members of his family nor any affiliate of a stockholder of NetLive, owns any property or rights, tangible or intangible, including without limitation technology and intellectual property rights, used in or related, directly or indirectly, to the respective businesses of NetLive.

         3.16 Salary Information. Schedule 3.16 contains a list of the names and current salary rates of and bonus commitments to all present officers of NetLive, and the names and current annual salary rates of all other persons currently employed by, or consultant to, NetLive, or who receive compensation from NetLive.

         3.17 Employee Benefit Plans. NetLive does not maintain and is not required to make contributions to any "pension" and "welfare" benefit plans (within the respective meanings of Sections 4(2) and 4(1) of the Employee Retirement Income Security Act of 1974, as amended).

         3.18 No Breach. Except for (i) any post-Closing actions specifically contemplated hereby which require NetLive stockholders' and/or directors' approval, (ii) any amendments to NetLive's Certificate of Incorporation and/or By-Laws specifically contemplated hereby, and (iii) the Loan or otherwise contemplated hereby, neither the execution and delivery of this Agreement nor compliance by NetLive with any of the provisions hereof nor the consummation of the Transactions contemplated hereby, will:

         (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of NetLive;

         (b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which NetLive is a party or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained or which will not have a material adverse effect on NetLive);

         (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of NetLive pursuant to the terms of any such agreement or instrument;

         (d) violate any judgment, order, injunction, decree or award against, or binding upon, NetLive or upon any of its properties or assets; or

         (e) violate any law or regulation of any jurisdiction relating to NetLive or any of its securities, assets or properties.

         3.19 Labor Discussions. Except with respect to the agreements listed in Schedule 3.12, NetLive is not, and during the past three years has not been, involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees. With respect to said Agreements,
Schedule 3.19 sets forth a description of the status thereof, including any demands or proposals with respect to the renewal, extension or replacement thereof.

         3.20 Environmental. As used in this Agreement, the term "Hazardous Materials" shall mean any waste material which is regulated by any state or local governmental authority in the states in which NetLive conducts business, or the United States Government, including, but not limited to, any material or substance which is (i) defined as "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of New York law, (ii) petroleum, (iii) asbestos,
(iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to
Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and

Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6901), or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601). Except as set forth on Schedule 3.20, the current operations of NetLive and its current and, to the best of its knowledge its past use comply and then complied in all material respects with all applicable laws and governmental regulations including all applicable federal, state and local laws, ordinances, and regulations pertained to air and water quality. Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, and the statutes, rules and regulations and ordinances or the state, city and country in which NetLive's property is located.

         3.21 Public Reports. Except as set forth on Schedule 3.21, NetLive has filed in a timely manner with the Commission all reports required to be filed pursuant to the Act and the Exchange Act. Such reports are accurate and complete in all material respects and copies of such reports have been made available to the Purchasers.

         3.22 NetLive Securities. Subject, in the case of those NetLive Securities to be issued post-Closing, to (i) NetLive stockholders' approval of the Transactions, (ii) the filing of the NetLive Preferred Certificate, and
(iii) the implementation of the Reverse Split, the NetLive Securities to be issued under this Agreement will be duly authorized and reserved for issuance and, when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable and vest in the Purchasers free and clear from any Liens, other than Liens resulting primarily from (i) actions of the Purchasers, or any of them, and (ii) restrictions on transfer due to federal and states securities laws, which restrictions are in no way caused, in whole or in part, by any failure of NetLive to comply with such laws.

         3.23 NASDAQ. NetLive's Common Stock and Warrants are listed for quotation on NASD BB. Schedule 3.23 includes a list of all correspondence NetLive has had with NASDAQ since June 30, 1997, other than notices and other correspondence sent generally to NASDAQ listed companies.

         3.24 Liquid Assets. As of September 24, 1998, NetLive had no less than
(i) (U.S.) $30,432 of cash, and (ii) (U.S.) $86,451 of liquid assets (collectively the "Liquid Assets"). Schedule 3.24 lists all Liquid Assets, the amount, the location and the persons who are authorized to withdraw such Liquid Assets.

         3.25 Credit Cards. Except as set forth on Schedule 3.25, no employee, director or consultant of NetLive has NetLive corporate credit cards or similar items.

         3.26 Stockholders and Similar Agreements. Schedule 3.26 sets forth all stockholders agreements, voting trusts and similar agreements relating, directly and/or indirectly, to the voting of NetLive Securities, to which NetLive is a party or, to NetLive's knowledge by which the securities of NetLive and/or the holders thereof are bound (the "Voting Agreements").

         3.27 Insurance. Schedule 3.27 to be delivered at the Closing, sets forth a list and brief description of all insurance policies held by NetLive as of the date of the Closing. Except as set forth in Schedule 3.27, such policies are in full force and effect and enforceable in accordance with their respective terms. All premiums for such policies have been paid currently.

         3.28 Due Diligence. To the best of NetLive's knowledge all documents and other materials relating to NetLive or Linda and provided to the Purchasers, or any of them, in connection with the Transactions are true and correct in all material respects, other than those materials which were superseded or corrected by written materials provided to the Purchasers, which superseding or correcting materials are true and correct in all material respects.

                                   ARTICLE IV

                             PRE-CLOSING COVENANTS

         Each of the parties hereto hereby covenants and agrees that, from June 22, 1998, and until the Closing or earlier termination of this Agreement pursuant to the terms hereof:

         4.01 Access. Each shall afford to the officers, attorneys, accountants and other authorized representatives of the other free and full access, during regular business hours and upon reasonable notice, to its books, records, personnel and properties (including, without limitation, the work papers prepared by its auditors) so that each may have full opportunity to make such review, examination and investigation as it may desire of their respective businesses and affairs. Each will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to the other of all material facts affecting their respective financial conditions and business operations.

         4.02 Conduct of Business. Other than as may be contemplated by the Agreements, or any of them, Newton and NetLive shall each conduct its business only in the ordinary and usual course and make no material change in any of their policies, and the Purchasers shall cause Newton to conduct the business only in the ordinary and historic course and make no material change in any of its policies without the prior written consent of the other, except NetLive will take such reasonable action in the winding down of its historic business.

         4.03 Insurance. Newton and NetLive shall maintain in force the insurance policies listed on Schedules 2.07 and 3.27, respectively.

         4.04 Liabilities. Neither Newton nor NetLive shall incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of their respective businesses (or in connection with this transaction and the winding down of NetLive's business); nor shall they pay any obligation or liability other than: (i) debts, liabilities, and obligations set forth in their respective Balance Sheets; (ii) debts, liabilities and obligations arising after the Balance Sheet Date in the ordinary course of their respective businesses; and (iii) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationships, documents and instruments listed, described or contained in this Agreement or in the Schedules annexed to this Agreement.

         4.05 No Breach. Each of the parties hereto will (i) use its best efforts to assure that all of its representations and warranties contained herein are true in all material respects (a) at and as of the date hereof, except to the extent that they speak expressly as of an earlier date or to reflect changes contemplated herein or in the other Agreements necessary to consummate the Transactions and (b) to the extent required by Section 6.01 of this Agreement, at and as of the Closing and no breach shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will cause a material breach of or default respecting such covenants, representations or warranties; and (iii) promptly notify the other of any event or fact which represents a breach or default.

         4.06 No Negotiations. Other than in connection with the consummation of the Transactions, neither Linda, Newton nor NetLive, nor any of their respective officers or directors shall enter into or conduct negotiations, or enter into any agreement or understanding, for the sale or possible sale of any of its securities, business, or assets, with anyone other than the other unless and until this Agreement is terminated in accordance with the terms hereto.

         4.07 Other Approvals; Resignations. The parties shall use their best efforts to obtain all approvals, consents and authorizations necessary to authorize the Transactions on the terms and conditions set forth herein, including the respective consents of the Board of Directors of each entity. Except as set forth on Schedule 4.07 or in the Agreements, NetLive shall obtain all written resignations of its current officers and directors which shall go into effect simultaneously with the Closing and immediately prior to the effectiveness of such resignations NetLive shall appoint a new slate of officers and directors, which persons shall be as designated by the Purchasers and shall be set forth on Schedule 4.07 hereto.

         4.08 Other SEC/NASD Filings. NetLive shall file with the Commission and the NASD all required (or which NetLive believes to be reasonably advisable) forms and disclosure items in a timely manner, which forms and disclosure items must be approved by legal counsel to NetLive and the Purchasers prior to filing or disclosure, required and/or relating to this Agreement and the Transactions.

         4.09 Public Announcements. No party hereunder shall, without the express written consent of NetLive and Budbox, which consent will not be unreasonably withheld or delayed, make any announcement or otherwise disclose any information regarding the Transactions other than as required by law or otherwise deemed advisable in counsel's opinion to ensure compliance with public disclosure requirements under the federal securities laws.

         4.10 Reasonable Efforts. Upon the terms and subject to the conditions provided herein, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to assist and to cooperate with the other parties hereto in doing or causing to be done, all things necessary or advisable to consummate, in the most expeditious manner practicable, the Transactions contemplated hereby.

                                   ARTICLE V

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                              TO NETLIVE TO CLOSE

         The obligations of NetLive to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by NetLive (except when the fulfillment of such condition is a requirement of law).

         5.01 Representations and Warranties. All representations and warranties of the Purchasers contained in this Agreement and in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the date hereof, except to the extent that they speak expressly as of an earlier date or to reflect changes contemplated herein or in the other Agreements necessary to consummate the Transactions. Any changes in information set forth in the Schedules hereto shall be set forth on amended schedules which shall be delivered to NetLive at the Closing. Except as set forth in such amended schedules, all representations and warranties of the Purchasers contained in this Agreement and in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date.

         5.02 Covenants. The Purchasers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to the Closing.

         5.03 No Action. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially and adversely affect the right of NetLive to consummate the Acquisition or to operate or control the assets, properties and business of Linda after the Closing Date, or which might have a materially adverse effect thereon.

         5.04 No Material Adverse Change. There shall have been no materially adverse change at the Closing Date in the business, assets and properties or financial status of Newton since the date hereof.

         5.05 Approvals by NetLive. The directors of NetLive shall have approved the terms of this Agreement in accordance with all applicable laws, rules and regulations.

         5.06 Approvals. The stockholders of Newton shall have approved the terms of this Agreement and the Transactions in accordance with all required and applicable laws. The Directors of each of the Companies shall have approved the terms of this Agreement and the Transactions in accordance with all required and applicable laws.

         5.07 Purchaser Lock-Ups. Each of the Purchasers will have entered into lock-up (collectively, the "Purchaser Lock-Ups") agreements with the underwriter of NetLive's initial public offering (the "Underwriter"), in form and substance as each of them and the Underwriter may mutually agree upon.

         5.08 Severance Arrangements. Each of Jeffrey Wolf, Andrew Schwartz and Michael Kharitonov will have approved the terms of their respective severance arrangements (collectively, the "Severance Agreements"), which Severance Agreements shall be deemed approved if they are on terms no less favorable to Mr. Wolf, Mr. Schwartz and Mr. Kharitonov, respectively, as those terms set forth on the term sheets (the "Term Sheets") attached hereto as Exhibit G.

         5.09 Closing Documents. NetLive shall have received the documents set forth in Articles 7.02 hereto in form and substance reasonably satisfactory to NetLive and its legal counsel.

         5.10 Bank Commitment. Linda shall have received a commitment from its bank for the Loan, subject to the satisfaction of the conditions set forth in the commitment.

         5.11 Other Transactions. Each of the other Transactions contemplated hereby shall be ready to close as and when contemplated hereby, and shall be on the terms and conditions as set forth herein.

                                   ARTICLE VI

                          CONDITIONS PRECEDENT TO THE
                          OBLIGATION OF THE PURCHASERS

         The obligation of the Purchasers to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions by NetLive, any one or more of which may be waived by the Purchasers (except when the fulfillment of such condition is a requirement of law).

         6.01 Representations and Warranties. All representations and warranties of NetLive contained in this Agreement and in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the date hereof, except to the extent that they speak expressly as of an earlier date or to reflect changes contemplated herein or in the other Agreements necessary to consummate the Transactions. Any changes in information set forth in the Schedules hereto shall be set forth on amended schedules which shall be delivered to the Purchasers at the Closing. Except as set forth in such amended schedules, all representations and warranties of NetLive contained in this Agreement and in any written statement, schedule or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date.

         6.02 Covenants. NetLive shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         6.03 No Actions. No action, suit, proceedings or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

         6.04 Approvals by NetLive. The directors of NetLive shall have approved the terms of this Agreement and, to the extent NetLive is a party, all Transactions to be consummated at or immediately following the Closing, in accordance with all applicable laws, rules and regulations.

         6.05 Bank Commitment. Linda shall have received a commitment from its bank for the Loan, subject to the conditions set forth in such commitment.

         6.06 NetLive Lock-Ups. Each of Andrew Schwartz, Michael Kharitonov, Jeffrey Wolf and their respective affiliates who collectively own in the aggregate 478,175 shares of Common Stock (on a pre-Reverse Split basis), will have entered into lock-up (collectively, the "NetLive Lock-Ups") agreements with the Underwriter, in form and substance as each of them and the Underwriter may mutually agree upon.

         6.07 Payments Prior to Closing. Attached as Schedule 6.07 hereto is a list of all persons and other entities to which NetLive anticipates making payments prior to the Closing. To the extent NetLive (i) makes any payments to any persons or other entities not set forth on Schedule 6.07, and (ii) such payments exceed, in the aggregate, (U.S.) $20,000, any such payments in excess of an aggregate (U.S.) $20,000 and individually in excess of (U.S.) $2,000 shall be subject to the prior written approval of Budbox. At the Closing, NetLive shall provide written evidence, including bank statements, that, except as set forth in Schedule 6.06, since March 11, 1998, no funds were paid directly and/or indirectly to any of its stockholders, consultants, officers, directors or their respective affiliates not in the ordinary course of business, or as contemplated hereby, except for any payments made in settlement of outstanding agreements on terms agreed to in writing by Mr. Player and NetLive in the exercise of their reasonable discretion.

         6.08 Liabilities, Etc. Except as set forth on Schedule 6.08, there shall be no direct or indirect liabilities, indebtedness or other financial or similar obligations, contingent or otherwise, exceeding an aggregate of Five Thousand (AUD $5000) Australian Dollars of NetLive outstanding.

         6.09 Termination of Voting and Similar Agreements, Etc. Except as set forth on Schedule 6.09, all Voting Agreements known to NetLive shall be terminated in writing and, except as contemplated by Section 7.02(g) hereof, no general or other release shall have been given, directly or indirectly, to any officer, director, employee, consultant, stockholder of NetLive, or their respective affiliates, with respect to any obligations or other liabilities in any way relating to this Agreement, on or prior to the Closing Date.

         6.10 Termination of Options, Warrants, Etc. The Purchasers shall have received evidence reasonably satisfactory to the Purchasers and their counsel that all options, warrants and similar rights to be canceled pursuant to
Section 1.14 hereof have been canceled.

         6.11 Underwriter's Release. The Underwriter shall have provided NetLive with a release of the terms of the underwriting agreement relating to NetLive's 1996 IPO.

         6.12 Trevor Cock. NetLive shall have sold 450,000 shares of Common Stock (on a pre-Reverse Split basis), to Trevor Cock or his designee at a price of (U.S.) $.33 1/3 per share ($150,000 in the aggregate) pursuant to an exemption from registration under the Act.

         6.13 Intercorp Services Agreement. The Player Companies shall have delivered to Intercorp, pursuant to the terms of the service agreement among The Player Companies, Intercorp and Mr. Player dated June 17, 1998, as amended, attached hereto as Exhibit H (the "Intercorp Services Agreement"), Common Stock certificates representing the Intercorp Shares, accompanied by all instruments and documents, executed in blank, as shall be necessary to effectuate the transfer of the Intercorp Shares to Intercorp, free and clear of all manner of Liens, other than Liens resulting primarily from (i) actions of Intercorp, and
(ii) restrictions on transfer due to federal or state securities laws, which restrictions are in no way caused, in whole or in part, by any failure of Intercorp to comply with such laws; such Intercorp Shares and accompanying instruments of transfer to be held in escrow until transfer is authorized pursuant to the terms of the Intercorp Services Agreement.

         6.14 Closing Documents. The Purchasers shall receive all of the documents set forth in Sections 7.03 of this Agreement, which documents shall be in form and substance reasonably satisfactory to the Purchasers and their legal counsel.

         6.15 Other Transactions. Each of the other Transactions contemplated hereby shall be ready to close as and when contemplated hereby, and shall be on the terms and conditions as set forth herein.

                                  ARTICLE VII

                                    CLOSING

         7.01 Location. The closing of the Transactions (the "Closing") provided for herein shall take place at the office of Gusrae, Kaplan & Bruno, 120 Wall Street, 11th Floor, New York, New York 10005 at 10:00 a.m. o'clock within three (3) business days following the satisfaction of all conditions precedent set forth in Article V and Article VI of this Agreement or at such other time and place as may be mutually agreed to by the parties hereto. Such date is referred to in this Agreement as the "Closing Date."

         7.02 Items to be Delivered by the Purchasers. At the Closing, the Purchasers will deliver or cause to be delivered to NetLive:

         (a) AUD $10,000,000, in immediately available funds, representing the purchase price of the NetLive Securities in the NetLive Purchase;

         (b) Secretary's Certificate of Newton, certifying as to (i) the corporate authorization of the Transactions (as they relate to Newton);
    (ii) the organizational documents of Newton (Certificate of Incorporation and By-Laws, or their equivalents), (iii) the incumbency of any and all Newton signatories in the Transactions; and (iv) the closing documents executed in connection with the closing of the NetLive Purchase.

         (c) Officers certificate of Newton (in a representative capacity only);

         (d) All schedules required by this Agreement, including amendments thereto;

         (e) Such evidence of the satisfaction of the conditions contained in
    Section 6.11 hereof as shall be mutually agreed upon by the parties hereto;

         (f) The Purchaser Lock-Ups;

         (g) General written releases (other than as may be prohibited under federal or state law) from NetLive in favor of Andrew Schwartz, Michael Kharitonov, Jeffrey Wolf, Marcel Yung and Adam Goldberg, respectively; and

         (h) Executed letters, signed by stockholders of NetLive holding no less than a majority of the voting shares outstanding, (including, without limitation, Trevor Cock, who will be a stockholder of NetLive upon the Closing) indicating their intent to vote in favor of the Transactions.

         (i) Such other resolutions, documents and certificates as are reasonably requested by NetLive.

         7.03 Items to be Delivered by NetLive. At the Closing, NetLive will deliver or cause to be delivered to the Purchasers:

         (a) NetLive Common Stock certificates for 13,499,359 shares of Common Stock, in the name of the Purchasers as set forth in Schedule 1.01 hereto, together with stock powers with respect thereto, executed in blank, free and clear of all manner of Liens, other than Liens resulting primarily from
    (i) actions of the Purchasers, or any of them, or in connection with the Loan and (ii) restrictions on transfer due to federal or state securities laws, which restrictions are in no way caused, in whole or in part, by any failure of NetLive to comply with such laws;

         (b) Immediately subsequent to the Closing, NetLive shall deliver stock certificates in the name of NetLive representing all of the 1,666,667 Linda Shares in accordance with Section 1.06 hereof, together with stock powers with respect thereto, executed in blank, free and clear of all manner of Liens, other than Liens resulting primarily from (i) actions of the Purchasers, or any of them, or those of Linda in connection with the Loan, and (ii) restrictions on transfer due to federal or state securities laws, which restrictions are in no way caused, in whole or in part, by any failure of NetLive to comply with such laws;

         (c) The NetLive Lock-Ups;

         (d) Secretary's Certificate of NetLive, certifying as to, among other items (i) the corporate authorization of the Transactions, to the extent NetLive is a party; (ii) the organizational documents of NetLive; (iii) the incumbency of any and all NetLive signatories in the Transactions; and (iv) the closing documents executed in connection with the closing of the Linda Share Acquisition;

         (e) The original minute book, tax returns and all other original records of NetLive, including, without limitation, all records of NetLive, other than attorney work product and similar privileged information, held by Esanu Katsky Korins & Siger, LLP will be delivered to the Purchasers at or before the Closing Date;

         (f) Good standing certificate;

         (g) Except as set forth on Schedule 4.08, resignations of all current officers and directors of NetLive;

         (h) Secretary's certificate;

         (i) A record reasonably satisfactory to the Purchasers and supported by documentation, of the use of the NetLive funds from the date hereof through Closing;

         (j) Such evidence of the satisfaction of the conditions contained in
    Section 5.08 hereof as shall be mutually agreed upon by the parties hereto;

         (k) Such other resolutions, documents and certificates as are reasonably required by the Purchasers and their legal counsel; and

         (l) Consents of the Directors of NetLive with respect to all Transactions to be consummated at or immediately following the Closing, to the extent NetLive is a party, and other actions contemplated hereby including, but not limited to, the appointment of the new Directors of NetLive immediately following the Closing Date and the required consents of the Board of Directors of Linda and evidence of the ownership of Linda and Modara by NetLive.

                                  ARTICLE VIII

                  POST-CLOSING ACTIONS TO BE TAKEN BY NETLIVE

         8.01 Actions. As soon as reasonably practicable following the Closing NetLive shall take the following actions:

         (a) Stockholder Ratification. Prepare and file with the SEC a proxy statement (the "Proxy Statement"), to obtain at a NetLive stockholders' meeting the required consents (or ratification, as the case may be), of NetLive stockholders in accordance with the Act, the Exchange Act and applicable Delaware law for (i) the Transactions on the terms and conditions set forth herein; (ii) the Reverse Split of each of the issued and outstanding shares of Common Stock and options and warrants so that immediately following such Reverse Split (or on a date certain following such approval and the issuance of the stock certificates for the Post-Approval Shares), NetLive will have issued and outstanding 9,000,000 shares of Common Stock (of which the Purchasers and their assignees shall own 8,000,000 shares), and the 1,000,000 NetLive Preferred shares (which shall be owned by the Purchasers and their assignees), (iii) a name change of NetLive to "Linda Industries, Inc.;" (iv) an amendment to the NetLive 1996 Stock Option Plan (the "Plan") to reserve 1,000,000 shares (on a post-Reverse Stock Split basis) for issuance upon stock options issued thereunder; and (v) an amendment to the Certificate of Incorporation of NetLive increasing the authorized Common Stock of NetLive to 33,000,000 shares and the blank check preferred stock to 2,000,000 (or such number as the NetLive Board of Directors shall so approve); (vi) such other items as the NetLive Board of Directors subsequent to the Closing shall approve, provided that the NetLive

    Board of Directors shall not approve any items which would in any way conflict with or are otherwise contrary to the terms of this Agreement; and
    (vii) the ratification of the Severance Agreements. The parties hereto agree that the Proxy Statement shall be in conformity with Section 14 of the Exchange Act and all other applicable laws, rules and regulations.

         (b) Reverse Split. As provided elsewhere herein, NetLive shall effectuate the Reverse Split in accordance with applicable law following the effective date of the Stockholder Approval.

         (c) Issuance of Stock Certificates for Post-Approval Shares. NetLive shall following the Reverse Split deliver or cause to be delivered to the Purchasers (and their assignees) the Post Approval Shares accompanied by all instruments and documents as in the opinion of counsel to the Purchasers shall be necessary to effectuate the transfer of the Post Approval Shares free and clear of all manner of Liens, other than Liens resulting primarily from (i) actions of the Purchasers, or any of them, or those of Linda in connection with the Loan, and (ii) restrictions on transfer due to federal or state securities laws, which restrictions are in no way caused, in whole or in part, by any failure of NetLive to comply with such laws.

         (d) Other Actions. Such other actions as are necessary and/or advisable in the sole judgment of the Board of Directors to effectuate the intent and actions of this Agreement.

         8.02 Best Efforts. The Purchasers and NetLive will in all capacities use their best efforts to directly and indirectly cause NetLive and all of its subsidiaries (including LIP and Modara) to consummate the Transactions promptly in accordance with the terms hereof and the exhibits hereto and will take no action or fail to act to impede, delay or frustrate the same, including, without limitation, duly preparing the Proxy Statement in conformity with all applicable laws. To the extent permitted by applicable law, notwithstanding anything to the contrary provided herein or elsewhere, in no event shall any party take any action to rescind or unwind the Transactions, or any of them.

         8.03 Post-Approval Shares. Notwithstanding anything to the contrary provided herein or elsewhere, Post-Approval, the Purchasers shall receive only the Common Stock and Preferred Stock necessary for the parties to reach the Agreed Share Ratio. Thus, to the extent the Reverse Split ratio is altered in the reasonable discretion of NetLive's then-current management or shares of Common Stock are not in fact issued to Trevor Cock or his designee as is contemplated by Section 6.11, the number of shares to be issued to the Purchasers shall be adjusted accordingly.

                                   ARTICLE IX

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         9.01 Survival. The parties hereto agree that their respective representations and warranties contained in this Agreement or delivered on their behalf pursuant hereto shall terminate at the Closing.

         9.02 Indemnification. Each of the Purchasers, severally and not jointly agrees to save, defend and indemnify NetLive and its officers and directors against and hold them harmless from any and all Liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, legal counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) (collectively, "Damages"), provided such Damages are based solely and exclusively upon any breach of any representation or warranty of such particular Purchaser contained in Article I of this Agreement. Budbox agrees to save, defend and indemnify NetLive and its officers and directors against and hold them harmless from any and all Damages arising out of or by reason of any breach of any representation or warranty of Budbox contained in this Agreement; provided, further, no Purchaser shall be liable for any Damages caused by the actions of another Purchaser. NetLive agrees to save, defend and indemnify the Purchasers and their respective officers, directors and stockholders, if applicable, and hold them harmless from any and all Damages, resulting or arising from or otherwise relating to any failure by NetLive to perform or otherwise fulfill or comply with any undertaking, agreement or obligation of NetLive hereunder or by reason of any breach of any representation or warranty of NetLive contained herein. The party providing indemnification under either of the two previous sentences is referred to as the "Indemnifying Party" and the party receiving the benefit of indemnification is referred to as the "Indemnified Party."

         9.03 Defense of Claims. The Indemnified Party agrees to notify the Indemnifying Party with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall have the right to defend any such claim at its own expense and with counsel of its choice; provided, however, that such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; and provided further, that the Indemnified Party may participate in such defense, if it so chooses, with its own counsel and at its own expense.

         9.04 Directors' and Officers' Insurance. The Purchasers shall use their best efforts to cause NetLive to cause Andrew Schwartz, Michael Kharitonov, Jeffrey Wolf, Marcel Yung and Adam Goldberg (the "Former Directors and Officers") to be covered for a period of four (4) years from the Closing Date by the directors' and officers' liability insurance ("D&O Insurance") policy maintained by NetLive with respect to acts or omissions occurring at or prior to the Closing which were committed by persons in their capacity as officers and or directors; provided that (i) NetLive may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy; (ii) in no event shall NetLive be required to expend more than 200% of the current amount expended by NetLive for such insurance (which shall not diminish NetLive's obligation to expend up to such amount if required in order to maintain such D&O Insurance on such terms and in such amounts), and
(iii) in no event shall NetLive be required to continue such coverage in the event NetLive no longer covers its directors and officers with such D&O Insurance for any reason, including, without limitation, the dissolution of NetLive. In the event that, in order to maintain D&O Insurance for the Former Directors and Officers and for NetLive's then current directors and officers, NetLive is required to either (a) expend more than 200% of the current amount expended by NetLive for such insurance or (b) maintain D&O Insurance coverage on less favorable terms, to the extent NetLive shall choose to maintain D&O Insurance coverage on less favorable terms, the Former Directors and Officers shall be covered by D&O Insurance on no less favorable terms than the then current directors and officers. The provisions of this Section 9.04, which shall survive the Closing hereunder, are intended to be for the benefit of, and shall be enforceable by, each of the Former Directors and Officers and their respective heirs and representatives.

                                   ARTICLE X

                             TERMINATION AND WAIVER

         10.01 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

         (a) By mutual consent of NetLive and the Purchasers;

         (b) By NetLive on the date sixty (60) days from the date hereof if (i) any of the conditions set forth in Article 5 hereof shall not have been fulfilled and shall not have been waived; or (ii) the Purchasers fail to obtain such third party consents as may be required to consummate the Transactions, on or prior to such date unless waived by NetLive;

         (c) The Purchasers on the date sixty (60) days from the date hereof if any of the conditions set forth in Article 6 hereof shall not have been fulfilled by such date, and shall not have been waived;

         (d) By NetLive and vice versa by the Purchasers, if (i) any material legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of the other, to consummate same; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of, or resulted in, the failure to consummate the Transactions contemplated hereby to such date.

         In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto except for any liability which may arise pursuant to Section 9.02. Any such termination shall be without prejudice to the rights of any party arising out of the wilful breach by any other party of any provision of this Agreement.

         10.02 Waiver. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenants, representation or warranty of this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         11.01 Expenses. Each of the parties hereto shall bear its own expenses in connection herewith.

         11.02 Confidential Information. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents (including the documents annexed to this Agreement) then in such receiving party's possession without retaining copies thereof: provided, however, that each party's obligations under this Section 11.02 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed (including, without limitation, any and all disclosure requirements under Section 14 of the Exchange Act and any and all other requirements under the federal securities laws).

         11.03 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

         11.04 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by reputable overnight delivery service, or be mailed, certified or registered mail, postage prepaid, as follows:

         If to the Purchasers to:

              The addresses set forth on Schedule 1.01

         With a copy to:

              Gusrae, Kaplan & Bruno
              120 Wall Street - 11th Floor
              New York, New York 10005
              Attention: Lawrence G. Nusbaum, Esq.

         If to any officer, director or other person who acted as a representative of NetLive prior to the Closing Date, to:

              Andrew J. Schwartz
              24 South Monroe Street
              Denver, Colorado 80209


         With a copy to:

              Esanu, Katsky, Korins & Siger, LLP
              605 Third Avenue - 16th Floor
              New York, New York 10158
              Attention: Gregory K. Marks, Esq.

         The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

         11.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express consent of the other parties, and except that NetLive may assign this Agreement to an affiliate of NetLive.

         11.07 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

         11.08 Schedules and Exhibits. All Schedules and Exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Schedules, documents or instruments shall be deemed to refer to and include all such Schedules, documents and instruments.

         11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within that state, excluding the choice of law rules thereof. All parties hereto irrevocably (i) consent to the jurisdiction of the federal courts of the County and State of New York for any action relating to this Agreement and agree not to raise the defense of forum non conveniens, and (ii) agree that service may be effected thereon by courier or certified mail, return receipt requested, at the respective addresses set forth herein.

         11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

         11.11 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         11.12 Currency Conversion Ratio. Whenever any currency conversion is required hereunder it shall be calculated at the exchange rate of (AUD) $1.00 to (U.S.) $0.70.

         WITNESS the execution of this Agreement as of the date first above written.

                                   NETLIVE COMMUNICATIONS, INC.


                                   By: /s/ Ian Joel Polkinghorne
                                       ---------------------------------------
                                           Ian Joel Polkinghorne, Solicitor,
                                           Sydney, under Power of Attorney

                                   LINDA INDUSTRIES PTY LIMITED


                                   By: /s/ Ian Joel Polkinghorne
                                       ---------------------------------------
                                           Ian Joel Polkinghorne, Solicitor,
                                           Sydney, under Power of Attorney

                                   MODARA OAKS PTY LIMITED


                                   By: /s/ Ian Joel Polkinghorne
                                       ---------------------------------------
                                           Ian Joel Polkinghorne, Solicitor,
                                           Sydney, under Power of Attorney

BUDBOX PTY LIMITED


By: /s/ Geoffrey Player
    --------------------------------
    Name: Geoffrey Player
    Title: Managing Director


    /s/ Geoffrey Player
    --------------------------------
        Geoffrey Russel Player

    /s/ Vicki Gaye Player
    --------------------------------
        Vicki Gaye Player


NEWTON GRACE PTY LIMITED


By: /s/ Geoffrey Player
    --------------------------------
    Name: Geoffrey Player
    Title: Director

PLAYBYRNE INVESTMENTS PTY LIMITED


By: /s/ Geoffrey Player
    --------------------------------
    Name: Geoffrey Player
    Title: Director

INTERCORP GROUP PTY LIMITED


By: /s/ Liberty Wakim
    --------------------------------
    Name: Liberty Wakim
    Title: Director

HALLENDON PTY LIMITED


By: /s/ Liberty Wakim
    --------------------------------
    Name: Liberty Wakim
    Title: Director

                       LIST OF SCHEDULES TO THE AGREEMENT

         0.01     Brand Names
         1.01     Purchasers and Assignees
         2.04     Consents
         2.07     Insurance
         2.08     Litigation, Compliance with Law
         2.09     Real Property
         2.11     Permits and Licenses
         2.12     Breaches
         3.01     Corporate Existence; Foreign Qualifications
         3.02     Capitalization
         3.03     Subsidiaries
         3.04     Consents
         3.07     Liabilities
         3.08     Action Since Balance Sheet Date
         3.09     Adverse Developments
         3.10     Ownership of Assets
         3.11     Litigation, Compliance with Law
         3.12     Agreements and Obligations; Performance
         3.14     Permits and Licenses
         3.15     Interest in Assets
         3.16     Salary Information
         3.19     Labor Discussions
         3.20     Environmental
         3.21     Public Reports
         3.23     NASDAQ
         3.24     Liquid Assets
         3.25     Credit Cards
         3.26     Stockholders and Similar Agreements
         3.27     Insurance
         4.07     Other Approvals; Resignations
         6.07     Payments Prior to Closing
         6.08     Liabilities, Etc.
         6.09     Termination of Voting and Similar Agreements, Etc.

                                LIST OF EXHIBITS

         A        Form of Linda Loan Agreement Note
         B        Form of Modara Loan Agreement Note
         C        Form of Trademark Assignments
         D        Form of Licenses
         E        Form of Certificate of Designation
         F        Form of Linda Sale of Business Agreement, including
                  promissory note
         G        Severance Term Sheet
         H        Form of Intercorp Services Agreement

       Schedule 1.01 - The Purchasers and Assignees

         All of the 13,499,359 pre-Reverse Shares of NetLive Common Stock to be issued on the Closing Date shall be issued pro-rata on the Closing Date in proportion to the total number of shares of Common Stock, such persons are ultimately entitled to receive as set forth below.

                                           TOTAL NUMBER OF SHARES        TOTAL NUMBER OF SHARES TO BE RECEIVED
                                           TO BE RECEIVED ON A           ON A PRE-REVERSE SPLIT BASIS
                                           POST-REVERSE SPLIT BASIS      ----------------------------
                                           -------------------------     COMMON       COMMON AT       PREFERRED AT
PURCHASERS                                   COMMON      PREFERRED       AT CLOSING   POST-APPROVAL   POST-APPROVAL
----------                                   ------      ---------       ----------   -------------   -------------
Geoffrey Russell Player                      500,000              0         843,710         856,290               0
Vicki Gaye Player                            250,000              0         421,855         428,145               0
Playbyrne Investments Pty Limited          3,000,000      1,000,000       5,062,260       5,137,740       3,400,000
Budbox Pty Limited                         2,600,000              0       4,387,292       4,452,708               0
Newton Grace Pty Limited                   1,385,000              0       2,337,076       2,371,924               0
Intercorp Group Pty Limited                  200,000              0         337,484         342,516               0
Hallendon Pty Limited                         65,000              0         109,682         111,318               0
---------------------                      ---------      ---------      ----------      ----------       ---------
TOTAL                                      8,000,000      1,000,000      13,499,359      13,700,641       3,400,000

                                                                          COMMON       COMMON
                                                                          IMMEDIATELY  IMMEDIATELY
                                                                          FOLLOWING    FOLLOWING       PREFERRED
ASSIGNEES                                     COMMON      PREFERRED       CLOSING      POST-APPROVAL   POST-APPROVAL
---------                                     ------      ---------       ----------   -------------   -------------
Gusrae Kaplan & Bruno                         50,000              0           84,371          85,629               0
Intercorp Group Holdings Pty Limited*        700,000              0        1,181,194       1,198,806               0
Oak Point Investment, Inc.                    50,000              0           84,371          85,629               0
Magic Consulting Group, Inc.                 100,000              0          168,742         171,258               0
May Davis Group, Inc.                        100,000              0          168,742         171,258               0
---------------                            ---------              -        ---------       ---------               -
TOTAL                                      1,000,000              0        1,687,420       1,712,580               0

* 200,000 shares of Common Stock (on a post-Reverse Split basis) are to be transferred from Intercorp Group Pty Ltd. to Intercorp Group Holdings Pty Ltd. immediately following the Closing, and 500,000 shares of Common Stock (on a post-Reverse Split basis) are to be held in escrow and transferred from one or more of the Player Companies no later than two years after the Closing Date pursuant to the terms of the Intercorp Services Agreement.

Geoffrey Russell Player
48-78 Hanna Street
Noble Park
Victorian 3174
AUSTRALIA

Vicki Gaye Player
48-78 Hanna Street
Noble Park
Victorian 3174
AUSTRALIA

Playbyrne Investments Pty Limited
48-78 Hanna Street
Noble Park
Victorian 3174
AUSTRALIA

Budbox Pty Limited
48-78 Hanna Street
Noble Park
Victorian 3174
AUSTRALIA

Newton Grace Pty Limited
48-78 Hanna Street
Noble Park
Victorian 3174
AUSTRALIA

Intercorp Group Pty Limited
23 Welwyn Avenue
East Brighton
Victorian 3174
AUSTRALIA

Hallendon Pty Limited
23 Welwyn Avenue
East Brighton
Victorian 3174
AUSTRALIA

Tervor Cock
2 Grove Avenue
West Mersea
Essex CO58SAE
ENGLAND

                          Purchaser Notice Addresses:

For The Player Companies, Geoffrey Player and Vicki Player:

48-78 Hanna Street
Noble Park
Victoria 3174 Australia

For Intercorp and Hallendon:

23 Welwyn Avenue
East Brighton
Victoria 3187 Australia

                                     -39-